EXHIBIT 99.1

News Release For Immediate Release
Company Contact:
Jack Collins, Investor Relations
Phone: (405) 702-7460
Websites: www.qrcp.net
Quest Resource Announces Commencement of Public Offering of Common Stock
     OKLAHOMA CITY — June 24, 2008 — Quest Resource Corporation (NASDAQ: QRCP) (“Quest”) announced today that it has commenced, subject to market conditions, an underwritten public offering of approximately 8.4 million shares of its common stock, par value $0.001 per share. Quest also intends to grant the underwriters a 30-day option to purchase up to approximately 1.26 million additional shares to satisfy any over-allotments.
     Quest intends to use approximately $70 million of the net proceeds from this offering to fund a portion of the previously announced $140 million acquisition, subject to closing adjustments, of privately held PetroEdge Resources (WV) LLC (“PetroEdge”). The remainder of the purchase price will be paid with the proceeds from the sale to Quest Energy Partners, L.P. (NASDAQ: QELP) of PetroEdge’s interest in wellbores and related assets associated with proved developed producing and proved developed non-producing reserves for $70 million, subject to closing adjustments. Quest intends to use the remaining portion of the net proceeds of the offering, plus the net proceeds from a $35 million term loan to refinance the company’s existing revolving credit facility, to pay fees and expenses related to the PetroEdge acquisition, and for general corporate purposes, including drilling and development activities. If the PetroEdge acquisition is not consummated after this offering, the proceeds of the offering will be used for general corporate purposes.
     RBC Capital Markets and KeyBanc Capital Markets are serving as joint book-running managers for the offering. Johnson Rice & Company L.L.C., Stifel Nicolaus, Friedman Billings Ramsey, and Wells Fargo Securities will act as co-managers for the offering.

     The offering is being made only by means of a prospectus and related prospectus supplement, which will be filed with the Securities and Exchange Commission. A copy of the prospectus and prospectus supplement relating to the offering may be obtained from the offices of: RBC Capital Markets Corporation, 3 World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281, Attn: Equity Syndicate, Fax: (212) 428-6260, or KeyBanc Capital Markets Inc., Attn: Prospectus Delivery Department, 800 Superior Avenue, 17th Floor, Cleveland, Ohio 44114, phone: (216) 563-2018.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
     About Quest Resource Corporation
     Quest Resource Corporation is an integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.
     Quest Energy Partners, L.P. was formed by Quest Resource Corporation to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.
     Quest Midstream Partners, L.P. was formed by Quest Resource Corporation to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net .
     Forward-Looking Statements and Disclaimer
     Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including satisfaction of the conditions to closing contained in the PetroEdge purchase agreement, the ability of Quest and Quest Energy to finance the purchase of the PetroEdge assets, the condition of the capital markets in the U.S., the negotiation of a definitive purchase agreement relating to Quest Energy’s acquisition of PetroEdge’s interest in wellbores and related assets associated with the proved developed producing and proved developed non-producing reserves, the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. These risks, and other risks are detailed in Quest’s filings with the Securities and Exchange Commission, including risk factors listed in Quest’s latest annual report on Form 10-K and other filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.